EXHIBIT 16

November 11, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Re:	International Microcomputer Software, Inc.
File No. 000-15949

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of International Microcomputer Software, Inc. dated November 11, 2004, and we agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP

Grant Thornton LLP